Exhibit 10.1

Broadridge Financial Solutions, Inc. 1981 Marcus Avenue Lake Success, NY 11046 516 472 5454 Phone Richdaly@broadridge.com

September 13, 2010

Timothy Gokey

600 East 45th Street

Kansas City, MO 64110

AMENDMENT NO. 1 TO OFFER LETTER DATED AS OF MARCH 15, 2010

Dear Tim:

This letter amendment (“Amendment”) amends certain provisions of the offer letter between you and Broadridge Financial Solutions, Inc. (“Broadridge”) dated as of March 15, 2010 (“Offer Letter”). Unless specifically amended or modified by the terms of this Amendment, the terms and conditions set forth in the Offer Letter remain unchanged.

The “Severance” section of the Offer Letter is hereby deleted in its entirety and is replaced with the following modified section:

Severance

Your employment is “at will”. This means that your employment is for no definite period of time, and either you or Broadridge may terminate your employment at any time, with or without cause or notice. For the purposes of this offer letter, a termination of employment by you for good reason will mean a termination of employment by you within 90 days following the occurrence of any of the following events and the failure of Broadridge to rectify such occurrence within 30 days of written notice from you of your intent to invoke a good reason termination:

(i)	A reduction in the compensation set forth in the base salary section of this offer letter, unless such a reduction in base salary is 10% or less and is applicable to other Corporate Officers;

(ii)	The relocation of your office greater than fifty (50) miles from Lake Success, New York, if such relocation increases your commute;

(iii)	You no longer report directly to the Chief Executive Officer;

(iv)	Your duties and responsibilities are materially diminished at any point during the duration of the terms of this letter; and

(v)	Your role and primary responsibilities at Broadridge have not been materially enhanced by me, or any successor to me, by December 31, 2012.

If your employment is terminated by Broadridge without cause or you terminate employment for good reason as defined above, you will be eligible for severance pay via compensation continuation as follows (so long as you execute and deliver to Broadridge a general release of claims reasonably satisfactory to Broadridge on or before the date that is 50 days following the date of termination and you do not revoke such release prior to the end of the statutory seven-day revocation period):

(A)	Two years’ payment of your then-current annual base salary, to be paid over twenty-four (24) months in equal monthly installments in arrears, provided that the first and second monthly installments shall be paid on the date that is sixty days after the date of termination;

(B)	One year’s payment of your then-current annual target cash incentive payment, to be paid over twelve (12) months in equal monthly installments in arrears, provided that the first and second monthly installments shall be paid on the date that is sixty days after the date of termination; and

(C)	RSUs and stock options granted prior to termination shall continue to vest during the twenty-four months that you receive severance payments. Vested stock options will be exercisable until the earlier to occur of (I) the regular stock option expiration date and (II) 180 days after the last date of severance payments.

All such payments will be subject to your continued compliance for the duration of the severance period with the restrictive covenants attached to the original offer letter dated as of March 15, 2010 as Annex A, which you separately executed on March 15, 2010.

If you are discharged for cause or you terminate employment without good reason, you will not be eligible for severance pay. As used in this offer letter, the term “for cause” shall cover circumstances where Broadridge elects to terminate your employment because you have:

(i)	Been convicted of or pled nolo contendere to a criminal act for which the punishment under applicable law may be death or imprisonment for more than one year;

(ii)	Willful failure or refusal to perform your material obligations as an employee of Broadridge and such failure or refusal shall continue during the 30 day period following the receipt by you of written notice from Broadridge of such failure or refusal;

(iii)	Committed any act or omission of gross negligence in the performance of your material duties hereunder and failed to take appropriate corrective action, if such act or omission is susceptible of correction, during the 30 day period following the receipt by you of written notice from Broadridge of such act or omission of gross negligence;

(iv)	Committed any act of willful or reckless misconduct; or

(v)	Violated Broadridge’s Code of Business Conduct and Ethics.

Notwithstanding anything in this paragraph, if you are discharged “for cause,” Broadridge will pay all vested or accrued wages, vacation, and expense reimbursement owed to you on the date of such discharge.

In accordance with the terms of the Broadridge Change in Control Severance Plan for Corporate Officers (the “CIC Plan”), so long as you are a corporate officer of Broadridge on the date of a Change in Control (as defined in the CIC Plan) or otherwise qualify as a participant under the terms of the CIC Plan, you will participate in the CIC Plan. Subject to the next sentence in this paragraph, as provided in Section 6.7(b) of the CIC Plan, if you are due benefits or payments under both this letter agreement and the CIC Plan and/or where the CIC Plan and this letter agreement have inconsistent or conflicting terms and conditions, you shall receive the greater of the benefits and payments, and the more favorable terms and conditions to you, under this letter agreement and the CIC Plan, determined on an item-by-item basis. Notwithstanding any provision in the CIC Plan or this letter agreement to the contrary, if your employment terminates (i) following a Change in Control but prior to a “change in control event” (within the meaning of Treas. Reg. § 1.409A-3(i)(5)) with respect to Broadridge, (ii) during the third year following a Change in Control, or (iii) prior to a Change in Control under the circumstances described in the second sentence of Section 7.5 of the CIC Plan, to the extent required to avoid accelerated taxation and/or additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended, amounts payable to you under the CIC Plan, to the extent not in excess of the amount that you would have received as severance pay under this letter agreement had this letter agreement (and not the CIC Plan) been applicable, shall be paid at the time and in the manner provided in clause (A) or (B) (as applicable) on page 2 of this letter agreement and the remainder, if any, shall be paid to you in accordance with Section 1.1(b) of the CIC Plan.

* * * * *

This letter agreement is effective as of September 13, 2010 and it supercedes and replaces the letter agreement between Broadridge and you previously signed and dated September 13, 2010.

Sincerely,

[signature required for the official document]

/s/ Rich Daly

Rich Daly

CEO

I hereby accept and agree to the terms and conditions of Amendment No. 1 to the Offer Letter set forth above as of September 13, 2010:

/s/ Timothy Gokey

Timothy Gokey

cc:	Maryjo Charbonnier, Chief Human Resources Officer
Scott Oberstaedt, VP Compensation